EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2008, relating to the consolidated financial statements of Red Robin Gourmet Burgers, Inc (which report expresses and unqualified opinion and includes and explanatory paragraph relating to the adoption on December 26, 2005 of Statement of Financial Accounting Standard No. 123(R), Share-Based Payment), and the effectiveness of the Red Robin Gourmet Burger, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 30, 2007.

/s/ Deloitte & Touche LLP

Denver, Colorado

June 6, 2008